EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2010 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of P.A.M. Transportation Services, Inc. on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of P.A.M. Transportation Services, Inc. on Form S-3 (File No. 333-163512) and on Forms S-8 (File Nos. 333-145778, and 333-80505).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 15, 2010